Exhibit 99.1
Contact:
Deborah S. Lorenz
Senior Director
Investor Relations and Corporate Communications
Molecular Insight Pharmaceuticals, Inc.
(617) 871-6667
dlorenz@molecularinsight.com
FOR IMMEDIATE RELEASE
Molecular Insight Pharmaceuticals, Inc. Announces First Quarter 2009
Financial and Operational Results
- Conference Call at 2:00 p.m. Eastern Time -
Cambridge, MA, May 11, 2009 — Molecular Insight Pharmaceuticals, Inc. (NASDAQ: MIPI) today announced the financial results for the first quarter ended March 31, 2009. In a conference call scheduled for today at 2:00 p.m., Eastern Time, the Company will discuss these financial results in detail.
Financial Highlights of the First Quarter 2009
For the first quarter 2009, the Company reported a net loss of ($15.3) million or ($0.61) per share on a basic and diluted basis, compared to a net loss of ($19.7) million, or ($0.79) per share on a basic and diluted basis in the first quarter of 2008. Total revenue for the first quarter of 2009 was approximately $0.2 million compared to total revenue of approximately $0.1 million in the first quarter of 2008. The Company received funding under various Research and Development grants and this increase in revenue for the quarter is due primarily to the receipt of three new grants in late 2008 and the timing of grant-related activities.
Operating expenses for the first quarter reflected a 31% decrease from the same period of the previous year. Research and Development expenses, which represent 58% of total operating expenses in the first quarter of 2009 were $6.1 million as compared to $10.0 million for the same period last year. Key components of this 40% spending decrease were: the completion of the Zemiva Phase 2 trial, and reduced activity costs for Solazed™ and for non-core development programs. These decreases were offset by an increase in spending in preparation for Onalta clinical development.
Operating expenses also included a 15% decrease in G&A expenses. G&A expenses were $4.4 million for the first quarter of 2009, compared to $5.2 million in the first quarter of 2008. This decrease, which is indicative of the cost-cutting initiatives put in place at the end of 2008, is due primarily to a reduction in costs associated with legal fees, the use of consultants, and a workforce reduction. Other expense (net) was $5.0 million for the three months ended March 31, 2009, as compared to $4.6 million of other expense for the same three-month period in 2008. The increase in other expense (net) was due primarily to lower yields on our investments offset by a decrease in interest expense for the first quarter of 2009, compared to the first quarter of 2008, due primarily to lower LIBOR interest rates offset by an increase in the principal base on which interest is accrued. As of March 31, 2009 there was $24.7 million payment-in-kind interest accrued on the Company’s $150 million Senior Secured Floating Bonds.
At March 31, 2009 the Company had approximately $93.7 million in cash, cash equivalents, and short-term investments which are invested in U.S. Treasury securities.

Molecular Insight Pharmaceuticals, Inc. Announces First Quarter 2009 Financial and Operational Results

Major Clinical Programs on Track
“This has been a period of building momentum for our Company,” said Dr. John W. Babich, Chief Executive Officer, President, and Chief Scientific Officer. We have successfully brought four clinical programs to their pivotal stage of development and to significant value.
Zemiva: “In March, as you know, we provided positive detailed data on our Phase 2 clinical trial (BP-23) for Zemiva. In the trial, the combination of Zemiva imaging with initial clinical diagnostic information resulted in improved sensitivity for detecting ischemia (85%) that was statistically significant (p<0.0001), when compared to the sensitivity of the initial clinical diagnosis alone (52%). Zemiva enables rapid detection of acute cardiac ischemia in the emergency room setting. The FDA has indicated that a single Phase 3 trial, with robust results, would be sufficient to support Zemiva’s approval. Our goal remains to obtain FDA agreement on Phase 3 protocol by the end of 2009 and to begin that trial in early 2010.
Trofex: “Trofex, a new compound that we developed, is an Iodine-123 labeled small-molecule candidate that has the potential to not only detect, but when labeled with Iodine-131 to also treat, metastatic prostate cancer. Metastatic prostate cancer affects about 2.5 million American men and there are approximately 250,000 new diagnoses each year. Based on our initial encouraging clinical data, we believe Trofex could offer unprecedented same-day detection and the type of staging that will have a significant impact on patient care. For Trofex, our plan is to complete a proof of concept and a dosimetry trial for the detection of prostate cancer and complete two pilot studies that will inform our Development Pathway and support a Fast Track designation. Prostate cancer has dominated headlines in recent months and we are being increasingly recognized for our innovative approach. In fact, on May 8th, Dr. John Joyal, our Vice President, Discovery Research, presented the paper Novel Small Molecules for Imaging Soft Tissue and Bone Metastasis in Prostate Cancer at the 3rd International Symposium on Cancer Metastasis and the Lymphovascular System: Basis for Rational Therapy in San Francisco. Dr. Joyal also participated in a conference panel at the session that considered the diagnostic and therapeutic imaging of cancer.
Azedra: “We have in hand a Special Protocol Assessment (SPA) letter from FDA approving our design of the pivotal Phase 2 trial for registration of our lead oncology candidate, Azedra (UltratraceTM iobenguane I 131, formerly known as Ultratrace MIBG). The pivotal Phase 2 study (IB-I2b) will be a single-arm trial conducted in 58 adults with pheochromocytoma.
Onalta: “Regarding Onalta, we plan to complete a Phase 3 clinical trial development program for Europe and initiate a study in the U.S. that would validate an imaging surrogate for the candidate. Onalta is our radiotherapeutic product candidate under development for the treatment of metastatic carcinoid and pancreatic neuroendocrine tumors in patients whose symptoms are not controlled by conventional therapy.
“Obviously, we are pleased by the accelerating pace of our clinical development programs. We recognize that meeting milestones is key to reaching our Company’s full potential and to enhancing stockholder value. We look forward to keeping you abreast of our progress.”
Conference Call Access Information
To access the conference call on May 11, 2009 at 2 p.m., Eastern Time, dial 1-888-679-8038 (or 1-617-213-4850 for international participants) at least five minutes prior to the start of the call. The participant pass code is 18705639. For one week following the call, an audio replay can be accessed by dialing 1-888-286-8010 (or 1-617-801-6888 for international callers) and using the pass code 54219784. An audio webcast of the call is accessible by clicking on this link: https://www.theconferencingservice.com/prereg/key.process?key=PD8DTPPLE.
The call will also be available on the “Investor Relations” section of the Company’s website, www.molecularinsight.com, where it will be archived.

Molecular Insight Pharmaceuticals, Inc. Announces First Quarter 2009 Financial and Operational Results

About Molecular Insight Pharmaceuticals, Inc.
Molecular Insight Pharmaceuticals (NASDAQ: MIPI) is a Cambridge, Massachusetts-based biopharmaceutical company focused on the discovery and development of innovative radiopharmaceuticals in the emerging field of molecular medicine. These novel radiopharmaceuticals will provide important improvements in disease detection and enable the delivery of radiation therapy to widespread metastatic cancers. We have focused the initial applications of our proprietary technologies in the areas of cardiology and oncology. Molecular Insight’s lead molecular imaging radiopharmaceutical product candidate, Zemiva™, is being developed for the diagnosis of cardiac ischemia, or insufficient blood flow to the heart. The Company’s imaging candidate, Trofex™, is in development for the detection of metastatic prostate cancer. Molecular Insight’s lead molecular radiotherapeutic product candidates, Azedra™, Onalta™, and Solazed™, are being developed for detection and treatment of cancer. In addition, the Company’s discovery efforts continue to identify early stage candidates—a product of our in-house scientific expertise and the application of our proprietary platform technologies. For more information, visit www.molecularinsight.com.
Forward-Looking Statements
Statements in this release that are not strictly historical in nature constitute “forward-looking statements.” Such statements include, but are not limited to, statements about the development of ZemivaTM, TrofexTM , AzedraTM, OnaltaTM, Solazed™, and our other product candidates. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause the actual results of Molecular Insight to be materially different from historical results or from any results expressed or implied by such forward-looking statements. These factors include, but are not limited to, risks and uncertainties related to the progress, timing, cost, and results of clinical trials and product development programs; difficulties or delays in obtaining regulatory approval for product candidates; competition from other pharmaceutical or biotechnology companies; and the additional risks discussed in filings with the Securities and Exchange Commission (SEC). The Company’s SEC filings are available through the SEC’s Electronic Data Gathering Analysis and Retrieval system (EDGAR) at http://www.sec.gov/. Press releases for Molecular Insight Pharmaceuticals, Inc. are available on our website: http://www.molecularinsight.com/. If you would like to receive press releases via e-mail, please contact: investor@molecularinsight.com. All forward-looking statements are qualified in their entirety by this cautionary statement, and Molecular Insight undertakes no obligation to revise or update this release to reflect events or circumstances after the date hereof.
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Molecular Insight Pharmaceuticals, Inc. Announces First Quarter 2009 Financial and Operational Results

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(in thousands, except per share amounts and except weighted average shares)

	Three Months Ended
	March 31,
	2008	2009
Total revenue — research and development grants	$88	$212

Operating expenses:
Research and development	10,043	6,047
General and administrative	5,181	4,402

Total operating expenses	15,224	10,449

Loss from operations	(15,136)	(10,237)
Total other expenses, net	(4,608)	(5,019)

Net loss	$(19,744)	$(15,256)

Basic and diluted net loss per share	$(0.79)	$(0.61)

Weighted average shares used to calculate basic and diluted net loss per share	24,954,071	25,169,524

CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	As of	As of
	December 31,	March 31,
	2008	2009
		(Unaudited)
Cash and cash equivalents	$25,495	$15,630
Investments — short	74,181	78,070
Prepaid expenses and other current assets	1,542	1,905

Total current assets	101,218	95,605

Property and equipment — net	5,452	5,342
Debt issuance costs — net	5,897	5,563
Restricted cash	500	500
Investments — long	6,110	—

Total assets	$119,177	$107,010

Current liabilities	$11,613	$9,386
Other long-term liabilities	452	281
Bond payable, net of discount	154,932	160,082

Total liabilities	166,997	169,749

Total stockholders’ deficit	(47,820)	(62,739)

Total liabilities and stockholders’ deficit	$119,177	$107,010

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